                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-79185




                                   PROSPECTUS

                               SAPIENT CORPORATION


                         77,155 SHARES OF COMMON STOCK

                              ---------------------

     In August 1998, Sapient Corporation issued 498,314 shares of common stock to the former stockholders of Studio Archetype, Inc. in connection with our acquisition of that company. This prospectus relates to resales of some of those shares by certain former stockholders of Studio Archetype, Inc. We will not receive any of the proceeds from the sale of the shares.

     Sapient has agreed to pay certain expenses of registering the shares being offered by the selling stockholders. The selling stockholders will pay all brokerage fees, underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Sapient's common stock is traded on the Nasdaq National Market under the symbol SAPE. On May 28, 1999, the closing sale price of our common stock on Nasdaq was $63.75 per share.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 28, 1999.

                                TABLE OF CONTENTS


                                                                            Page


WHERE TO FIND MORE INFORMATION.................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.............................4

SUMMARY DESCRIPTION OF OUR BUSINESS............................................4

RISK FACTORS...................................................................6

USE OF PROCEEDS...............................................................12

THE STUDIO ACQUISITION........................................................12

SELLING STOCKHOLDERS..........................................................12

DESCRIPTION OF CAPITAL STOCK..................................................13

PLAN OF DISTRIBUTION..........................................................16

LEGAL MATTERS.................................................................18

EXPERTS.......................................................................18


     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF SAPIENT COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF SUCH INFORMATION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:


            WHAT IS AVAILABLE                        WHERE TO GET IT
     -------------------------------          -----------------------------
                                              SEC's Public Reference Room
                                              Judiciary Plaza Building
                                              450 Fifth Street, N.W., Room 1024
                                              Washington, D.C. 20549
         Paper copies of information
                                              The Nasdaq Stock Market, Inc.
                                              1735 K Street, N.W.
                                              Washington, D.C. 20006
     -------------------------------          -----------------------------
                                              SEC's Internet website at
                 On-line information          http://www.sec.gov
     -------------------------------          -----------------------------
               Information about the          Call the SEC at
         SEC's Public Reference Room          1-800-SEC-0330
     -------------------------------          -----------------------------


     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Sapient and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file after May 24, 1999 (the initial filing date of this prospectus) with the SEC will automatically update and may supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus.

     The following documents filed by Sapient with the SEC are incorporated herein by reference:

          (i) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Commission on May 14, 1999, as amended by Form 10-Q/A filed with the Commission on May 21, 1999;

          (ii) The Company's Current Report on Form 8-K dated April 23, 1999, filed with the Commission on April 23, 1999, as amended by Form 8-K/A filed with the Commission on April 23, 1999;

          (iii) The Company's Current Report on Form 8-K dated March 29, 1999, filed with the Commission on April 7, 1999;

          (iv) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 16, 1999, as amended by Form 10-K/A filed with the Commission on April 30, 1999;

          (v) The Company's Registration Statement on Form 8-A, filed with the Commission on March 26, 1996, as amended by Form 8-A/A on March 28, 1996.

     You may request a copy of these documents, which will be provided to you at no cost, by telephone or by writing to:

                               Sapient Corporation
                               One Memorial Drive
                         Cambridge, Massachusetts 02142
                          Attention: Investor Relations
                                 (617) 621-0200


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. We can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements below that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                       SUMMARY DESCRIPTION OF OUR BUSINESS

        Sapient Corporation is an innovative provider of e-Business consulting services. Through the delivery of integrated services, from strategy and business transformation consulting through user-centered design and technology implementation services, Sapient helps emerging and evolving businesses transform themselves into e-Businesses. eBusinesses are businesses that combine the reach and efficiency of the Internet with both emerging and existing technologies to enable companies to strengthen relationships with customers and business partners, create new revenue opportunities, reduce costs, improve operating efficiencies, shorten cycle times and improve communications. We have developed an integrated methodology that allows us to provide integrated eBusiness strategy, design and technology implementation services to clients who are creating eBusinesses or are rethinking or expanding their existing businesses to integrate eBusiness capabilities. Our services are designed to rapidly improve a client's competitive position through the development of innovative business strategies enabled by the integration of emerging and existing technologies. We deliver our services through collaborative, multidisciplinary teams that apply the collective strengths of their strategy, creative and technology professionals. We deliver our services through teams organized in six main industries, or business units: Financial Services, Energy Services, MRD (manufacturing, retail and distribution), Communications, HealthCare and Government. This allows us to build industry expertise and develop market-specific solutions for our clients. We have developed a methodology that provides a framework for each stage of a client engagement from helping the client conceive its strategy to architecting, engineering and extending its eBusiness.

     In December 1997, we acquired EXOR Technologies, Inc., a Dallas-based consulting and systems integration firm recognized as a leader in implementing ERP solutions using Oracle applications. In August 1998, we acquired Studio Archetype, Inc., a San Francisco-based company that provides consultation and design services in the areas of Internet website design, brand and identity design, user interface design, content development, and 3D modeling and animation. In March 1999, we acquired Adjacency, Inc., a San Francisco-based consulting firm that provides a broad range of consulting services, including Internet strategy, interactive design, technology development, and management of Internet and e-commerce solutions.

        Our executive offices are located at One Memorial Drive, Cambridge, MA 02142, and our telephone number is (617) 621-0200. Sapient(R)is a registered servicemark of Sapient, Studio Archetype(R) is a registered servicemark of Studio, a wholly owned subsidiary of Sapient, and Adjacency(R) is a registered servicemark of Adjacency, a wholly owned subsidiary of Sapient.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the events described below actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this prospectus. In evaluating an investment in the shares, you should consider carefully the following risk factors in addition to the other information presented in this prospectus or incorporated by reference into this prospectus.

OUR SUCCESS  DEPENDS ON  INCREASED  ADOPTION OF THE INTERNET AS A MEANS FOR
COMMERCE

Our future success depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet provides businesses with greater efficiencies and improvements. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

          -    potentially inadequate network infrastructure,

          - delays in the development of Internet enabling technologies and performance improvements,

          - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity,

          - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information,

          - changes in, or insufficient availability of, telecommunications services to support the Internet, and

          - failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES

Our market and the enabling technologies used by our clients are characterized by rapid technological change. Failure to respond successfully to these technological developments, or to respond in a timely or cost-effective way, will result in serious harm to our business and operating results. We expect to derive a substantial portion of our revenues from creating eBusiness systems that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. In addition, we must hire, train and retain technologically knowledgeable professionals so that they can fulfill the increasingly sophisticated needs of our clients. There can be no assurance that we will be successful in addressing these developments on a timely basis or that if addressed we will be successful in the marketplace. Our failure to address these developments could have a material adverse effect on our business, financial condition and results of operations.


WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

     Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 77% in 1998 from $90.3 million in 1997 to $160.3 million in 1998. Our revenues for the first three months of 1999 increased 83% over our revenues for the first three months of 1998. Our staff increased from 954 full-time employees at March 31, 1998 to 1,647 at March 31, 1999. Our future success will depend on our ability to manage our growth effectively, including by:

          - developing and improving our operational, financial and other internal systems,

          -    improving our business development capabilities,

          -    continuing to train, motivate and manage our employees,

          -    continuing to set fixed-price fees accurately,

          -    maintaining high rates of employee utilization, and

          -    maintaining project quality.

Our management has limited experience managing a business of Sapient's size. If we are unable to manage our growth and projects effectively, such inability could have a material adverse effect on the quality of our services and products, our ability to retain key personnel and our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INTEGRATE BUSINESSES WE ACQUIRE

     In December 1997, we completed the acquisition of EXOR, in August 1998, we completed the acquisition of Studio, and in March 1999, we completed the acquisition of Adjacency. The anticipated benefits from these and future acquisitions may not be achieved unless the operations of the acquired business are successfully combined with those of

Sapient in a timely manner. The integration of acquisitions requires substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on our business, financial condition and results of operations. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have an adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN PROFESSIONAL STAFF

     Our business is labor intensive and our success will depend in large part upon our ability to attract, retain, train and motivate highly-skilled employees. There is significant competition for employees with the skills required to perform the services we offer. There can be no assurance that we will be successful in attracting a sufficient number of highly skilled employees in the future, or that we will be successful in retaining, training and motivating the employees we are able to attract. Any inability to retain, train and motivate our employees could impair our ability to adequately manage and complete our existing projects and to bid for or obtain new projects. If our employees are unable to achieve expected performance levels, our business, financial condition and results of operations could be adversely affected.

THE PRICE OF OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT FLUCTUATION

     The trading price of our common stock could be subject to wide fluctuations in response to:

          -    quarterly variations in operating results,

          -    changes in earnings estimates by analysts,

          - any differences between reported results and analysts' published or unpublished expectations,

          - announcements of new contracts or service offerings by us or our competitors,

          - general economic or stock market conditions unrelated to our operating performance, and

          -    other events or factors.

WE DEPEND HEAVILY ON OUR PRINCIPAL CLIENTS

     We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large clients. In 1998, our five largest clients accounted for approximately 30% of our revenues, with four clients each accounting for more than 5% of such revenues. For the first three months of 1999, our five largest clients accounted for approximately 32.1% of our revenues. During this period no client accounted for more than 10% of our revenues. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use our services in a subsequent year. The loss of any large client could have a material adverse effect on our business, financial condition and results of operations. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter.

WE DEPEND HEAVILY ON LARGE PROJECTS

     Most of our contracts are terminable by the client following limited notice and without significant penalty. The cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

WE ENTER INTO FIXED-PRICE CONTRACTS

        Many of our projects are based on fixed-price, fixed-timeframe contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project (including an enterprise resource planning system implementation, with respect to which we have limited experience) or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-timeframe contract was based would adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We have been required to commit unanticipated additional resources to complete certain projects, which has resulted in losses on certain contracts. We recognize that we will experience similar situations in the future. In addition, for certain projects we may fix the price before the design specifications are finalized, which could result in a fixed price that turns out to be too low and therefore adversely affect our profitability.

WE FACE SIGNIFICANT COMPETITION IN MARKETS THAT ARE NEW, INTENSELY COMPETITIVE AND RAPIDLY CHANGING

        The markets for the services we provide are highly competitive. We believe that we currently compete principally with strategy consulting firms, Internet and eBusiness professional services providers, software integration firms, application software vendors and internal information systems groups. Many of the companies that provide such services have significantly greater financial, technical and marketing resources than we do and generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into our markets and we have faced, and expect to continue to face, additional competition from new entrants into our markets.

     We believe that the principal competitive factors in our markets include:

          -    Internet expertise and talent,

          -    quality of service, price and speed of delivery,

          - ability to integrate strategy, technology and creative design services,

          -    vertical industry knowledge, and

          -    project management capability.

We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including:

          - the ability of our competitors to hire, retain and motivate their senior staff,

          - the development by others of software that is competitive with our products and services, and

          -    the extent of our competitors' responsiveness to client needs.

There can be no assurance that we will be able to compete successfully with our competitors.

OUR BUSINESS IS SENSITIVE TO ECONOMIC DOWNTURNS

     Our revenues and results of operations are likely to be influenced by general economic conditions. In the event of a general economic downturn or a recession in the United States, Europe or Asia, our clients and potential clients may substantially reduce their information technology and related budgets. Such an economic downturn may materially and adversely affect our business, financial condition and results of operations.


WE HAVE SIGNIFICANT FIXED OPERATING COSTS AND OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS

     A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter.

     An unanticipated termination of a major project, a client's decision not to proceed to the stage of a project we anticipated, or the completion during a quarter of several major client projects could require us to maintain underutilized employees and could therefore have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter based on such factors as:

          -    the contractual terms and degree of completion of such projects,

          -    any delays incurred in connection with projects,

          -    the adequacy of provisions for losses,

          - the accuracy of estimates of resources required to complete ongoing projects, and

          -    general economic conditions.



INCREASING GOVERNMENT REGULATION COULD AFFECT OUR BUSINESS

We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, both state, federal and foreign governments may adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services to create an electronic business channel. This decrease in the demand for our services would seriously harm our business and operating results. Any new laws and regulations may govern or restrict any of the following issues:

          -    user privacy,
          - the pricing and taxation of goods and services offered over the Internet,
          -    the content of websites,
          -    consumer protection, and
          - the characteristics and quality of products and services offered over the Internet.

For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the Internet. The scope of the Act's prohibition is currently unsettled. In addition, although courts recently held unconstitutional substantial portions of the Communications Decency Act, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.


YEAR 2000 ISSUES MAY AFFECT OUR BUSINESS

     The purchasing patterns of clients or potential clients may be affected by year 2000 issues as companies expend significant resources to ensure that their current systems are year 2000 compliant. These expenditures may result in reduced funds being available to purchase services offered by Sapient, which could have a material adverse effect on our business, financial condition and results of operations. Although we do not believe that year 2000 issues will have a significant impact on our internal operations or on solutions developed for clients where we have provided an express warranty regarding the year 2000 issue, there can be no assurance that we will not experience interruptions of operations because of year 2000 problems or become involved in disputes with clients regarding year 2000 problems involving solutions we developed or implemented or the interaction of such solutions with other applications. Year 2000 problems could require us to incur unanticipated expenses, and such expenses could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Our success depends, in part, upon our proprietary methodologies and other intellectual property rights. We rely upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into such agreements, and limit access to and distribution of our proprietary information. There can be no assurance that the steps taken by us in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against us in the future, or that if asserted any such claim will be successfully defended. A successful claim against us could materially and adversely affect our business, financial condition and results of operations.

WE MAY NOT HAVE THE RIGHT TO RESELL OR REUSE APPLICATIONS DEVELOPED FOR SPECIFIC CLIENTS

     A portion of our business involves the development of software applications for specific client engagements. Ownership of such software is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Issues relating to the ownership of and rights to use software applications can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse such applications.

OUR OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER

     Messrs. Greenberg and Moore, our co-Chairmen of the Board of Directors and co-Chief Executive Officers, beneficially own approximately 41% of our outstanding Common Stock. As a result, these stockholders have the ability to substantially influence, and may effectively control, the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control of Sapient.

WE ARE DEPENDENT ON A NUMBER OF KEY PERSONNEL

     Our success will depend in large part upon the continued services of a number of key employees, including Sapient's founders and co-Chairmen of the Board of Directors and co-Chief Executive Officers, Jerry A. Greenberg and J. Stuart Moore. The employment contracts with Messrs. Greenberg and Moore and with our other key personnel provide that employment is terminable at will by either party. The loss of the services of either of Messrs. Greenberg or Moore or of one or more of our other key personnel could have a material adverse effect on Sapient. In addition, if one or more of our key employees resigns from Sapient to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any such personnel, there can be no assurance that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. Also, we will bear most of the costs of registering the shares covered by this prospectus. Those costs include registration and filing fees and Nasdaq listing fees and fees and expenses of our counsel and accountants.

     However, the selling stockholders will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services.

                             THE STUDIO ACQUISITION

     We acquired all of the outstanding common stock of Studio on August 25, 1998 through a series of stock purchase agreements. As a result of the acquisition, Studio became a wholly owned subsidiary of Sapient. The acquisition of Studio has been treated as a taxable purchase and sale of Studio shares for U.S. federal income tax purposes and has been accounted for under the purchase method of accounting.

     In exchange for the Studio stock, we issued an aggregate of 498,314 shares of Sapient common stock, which were valued at approximately $24.4 million based on the last sale price of Sapient common stock on the Nasdaq National Market on August 25, 1998, and paid an aggregate of $250,000 in cash to the former stockholders of Studio. 49,829 of the shares were placed in escrow to secure the indemnification obligations of certain of the selling stockholders.

     We agreed to use our best efforts to register 351,815 of the shares for resale by the former Studio stockholders at various dates during the twelve months following the acquisition. In August 1998, we registered 205,315 of these shares and in February 1999, we registered an additional 73,250 of these shares.

                              SELLING STOCKHOLDERS

     The following table sets forth, to our knowledge, certain information, as of May 21 1999, with respect to the selling stockholders.

     None of the selling stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with Sapient or any of its subsidiaries within the past three years, except that in connection with the acquisition of Studio we entered into an employment letter with Clement Mok, formerly Chairman, President and Chief Identity Architect of Studio, providing for his employment as Chief Creative Officer of Sapient and with each of Mark Crumpacker, Chief Executive Officer and Executive Creative Director of Studio, Peter Rack, Chief Financial Officer and Secretary of Studio, Eric Wilson, Senior Vice President of Studio and Todd Holcomb, Vice President of Operations of Studio, providing for their continued employment by Studio in positions similar to those held by them prior to the acquisition and at their current rate of compensation. The employment relationships are not for a stated term but are "employment at will" relationships. In connection with the purchase agreements, certain of the selling stockholders also entered into non-competition and non-solicitation agreements with Sapient or Studio, and we lent to each selling stockholder funds to facilitate the payment of taxes by such selling stockholders.


                                                     Percentage of                                             Percentage of
                                Number of Shares   Shares of Common                       Number of Shares   Shares of Common
                                 of Common Stock         Stock                             of Common Stock         Stock
                                  Beneficially       Beneficially      Number of Shares     Beneficially       Beneficially
Name of Selling                    Owned Prior      Owned Prior to     of Common Stock       Owned After        Owned after
  Stockholder                     to Offering(1)    Offering (1)(2)     Offered Hereby     Offering(1)(2)     Offering (1)(2)
-------------------             ----------------   ----------------    ----------------   ----------------   ----------------
Clement Mok                          90,840               *               39,152               51,688               *

Mark Crumpacker                      60,625               *               24,905(3)            35,720               *

Peter Rack                           11,650               *                4,981                6,669               *

Eric Wilson                           9,173               *                3,457(4)             5,716               *

Todd Holcomb                          1,735               *                  755                  980               *


-------------------
 *   Less than one percent of the number of shares of common stock outstanding.

(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The selling stockholders have sole voting power and investment power with respect to all shares listed as owned by the selling stockholders. Certain of such shares may be registered in the name of a nominee holder, including, without limitation, Goldman, Sachs & Co. Does not include an aggregate of 49,829 shares of Sapient's common stock placed in escrow to secure the indemnification obligations of certain selling stockholders.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because each selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered hereby will be held by the selling stockholders.

(3) In addition to the 24,905 shares of common stock held by Mr. Crumpacker registered hereby, Sapient previously registered 2,765 shares held by Mr. Crumpacker in connection with Registration Statement No. 333-72675 that were not sold by Mr. Crumpacker as of May 21, 1999.

(4) In addition to the 3,457 shares of common stock held by Mr. Wilson registered hereby, Sapient previously registered 1,140 shares held by Mr. Wilson in connection with Registration Statement No. 333-72675 that were not sold by Mr. Wilson as of May 21, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Sapient consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As of May 10, 1999, there were issued and outstanding an aggregate of 27,868,320 shares of common stock held of record by 314 stockholders.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to the preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding-up of Sapient, holders of common stock are entitled to receive ratably the net assets of Sapient available for distribution after the payment of all debts and other liabilities of Sapient and subject to any prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, restrictions and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of Sapient have granted the Board of Directors authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. No shares of preferred stock are issued or outstanding and we have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our Amended and Restated Certificate of Incorporation and our Restated Bylaws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Amended and Restated Certificate of Incorporation and Restated Bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of Sapient entitled to vote. Under the Amended and Restated Certificate of Incorporation and the Restated Bylaws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Sapient.

     The Amended and Restated Certificate of Incorporation and the Restated Bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated Certificate of Incorporation and the Restated Bylaws further provide that special meetings of the stockholders may only be called by a Chairman of the Board of Directors, a Chief Executive Officer or, if none, a President of the Company or by the Board of Directors. Under our Restated Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or Bylaws, unless a corporation's Certificate of Incorporation or Bylaws, as the case may be, require a greater percentage. Our Amended and Restated Certificate of Incorporation and the Restated Bylaws require the affirmative vote of the holders of at least 75% of the shares of capital stock of Sapient issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to Sapient or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Amended and Restated

Certificate of Incorporation also contains provisions obligating us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                              PLAN OF DISTRIBUTION

     We are registering all of the shares on behalf of the selling stockholders. "Selling stockholders," as used in this prospectus, includes donees, pledgees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may sell their shares from time to time. The selling stockholders will act independently of Sapient in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

          - purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus,

          - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

          - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

          - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

          -    in privately negotiated transactions,

          -    in options transactions, and

          - for shares that qualify for resale under Rule 144 of the Securities Act, under that rule rather than this prospectus.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered hereby, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares have been disposed of pursuant to and in accordance with such registration statement and (ii) August 25, 1999.

                                  LEGAL MATTERS

     Hale and Dorr LLP will pass on the validity of the shares offered by this prospectus.

                                     EXPERTS

     The consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.